UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 17, 2020

SERVICE PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-11527	04-3262075
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

617-964-8389

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest	SVC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

In this Current Report on Form 8-K, the terms “we”, “us”, “our” and “the Company” refer to Service Properties Trust.

Item 1.01.	Entry into a Material Definitive Agreement.
Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 17, 2020, we issued $800.0 million aggregate principal amount of our 7.50% Senior Notes due 2025, or the Notes, in an underwritten public offering. The Notes are fully and unconditionally guaranteed, on a joint and several basis and on a senior unsecured basis, by all of our subsidiaries, except for our foreign subsidiaries and certain other excluded subsidiaries. Such other excluded subsidiaries include, but are not limited to, subsidiaries whose equity has been pledged to secure borrowings under our credit agreement. The Notes and the guarantees thereof were issued under our Indenture, dated February 3, 2016, or the Base Indenture, between us and U.S. Bank National Association, as trustee, or U.S. Bank, and a supplemental indenture thereto, dated June 17, 2020, among us, the subsidiary guarantors and U.S. Bank, or the Supplemental Indenture, and, together with the Base Indenture, the Indenture. The Notes are our senior unsecured obligations and the guarantees are the subsidiary guarantors’ senior unsecured obligations.

The Notes are subject to certain restrictive financial and operating covenants, including covenants that restrict our and our subsidiaries’ ability to incur debts in excess of calculated amounts, including debts secured by mortgages on our properties, and require us to maintain certain financial ratios.

The Notes bear interest at the rate of 7.50% per annum on the principal amount, payable semi-annually in arrears on March 15 and September 15 of each year. Interest will accrue on the Notes from June 17, 2020, and the first interest payment date will be September 15, 2020.

The Notes will mature on September 15, 2025, unless earlier redeemed in accordance with the terms of the Indenture. We may, at our option, redeem all or a portion of the Notes at a redemption price equal to the outstanding principal amount of the Notes being redeemed, plus accrued and unpaid interest, plus the make-whole amount, if any, set forth in the Indenture.

We used the approximately $788.5 million of net proceeds from the offering of the Notes (after deducting estimated offering expenses and underwriters’ discounts) to repay amounts outstanding under our revolving credit facility. Affiliates of some of the underwriters are lenders under our revolving credit facility and therefore received pro rata portions of the net proceeds from the offering of the Notes that were used to repay amounts outstanding under our revolving credit facility.

The foregoing description of the Indenture, including the description of covenants contained therein, is qualified in its entirety by reference to the copies of the Base Indenture and the Supplemental Indenture attached as Exhibits 4.1 and 4.2 hereto, which are incorporated herein by reference.

Item 8.01.	Other Events.

On June 16, 2020, we announced that, as of June 15, 2020, or the Early Tender Deadline, holders of approximately $372.6 million, aggregate principal amount of our $400.0 million outstanding 4.25% senior notes due 2021, or the 2021 notes, had tendered their 2021 notes pursuant to our previously announced tender offer to purchase up to $350.0 million of the 2021 notes, or the Tender Cap. The $372.6 million aggregate principal amount of the 2021 notes tendered exceeded the Tender Cap. Pursuant to the terms and conditions set forth in the Offer to Purchase, dated June 2, 2020, as amended by the press release, dated June 3, 2020, and as further amended by the press release, dated June 16, 2020, we purchased on June 17, 2020 an aggregate principal amount of $350.0 million of the tendered 2021 notes, subject to proration, at a price of $1,014.56 per $1,000 principal amount of the 2021 notes outstanding using borrowings under our revolving credit facility. Since the Tender Offer was fully subscribed as of the Early Tender Deadline, we will not accept additional tendered 2021 notes for purchase.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Indenture, dated as of February 3, 2016, between the Company and U.S. Bank National Association. (Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 4, 2016.)

4.2	Ninth Supplemental Indenture, dated as of June 17, 2020, among the Company, certain subsidiaries of the Company named therein as guarantors and U.S. Bank National Association, including the form of 7.50% Senior Notes due 2025. (Filed herewith.)

104	Cover Page Interactive Data File. (Embedded within the Inline XBRL document.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVICE PROPERTIES TRUST

By:	/s/ Brian E. Donley
Name:	Brian E. Donley
Title:	Chief Financial Officer and Treasurer

Dated:  June 18, 2020